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                                                                   EXHIBIT 5
                                                                DOUGLAS T. HOLOD
                                                                 (612)672-8313


                   [MASON EDELMAN BORMAN & BRAND LETTERHEAD]


                                  May 3, 1999




Innovative Gaming Corporation of America
4750 Turbo Circle, Suite 60
Reno, Nevada 89502


     Re: Registration Statement on Form S-8



Ladies and Gentlemen:

     We have acted on behalf of Innovative Gaming Corporation of America (the "Company") in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to an aggregate of 350,000 shares of Common Stock, $.01 par value, to be issued by the Company (the "Shares"), pursuant to the terms of the Company's 1998 Non-Executive Stock Option Plan (the "Plan"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

     2. The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                        Very truly yours,

                                        /s/ Maslon Edelman Borman & Brand, LLP